SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


      Pursuant to Section 13 or 15(d) of the Securities Exchange
                           Act of l934


   Date of Report (Date of earliest event reported) April 23, 1997



                    U.S. Robotics Corporation
     (Exact name of registrant as specified in its charter)


    Delaware                0-25630                 36-3994412
(State or other      (Commission File No.)        (IRS Employer
jurisdiction of                                   Identification
incorporation)                                          No.)


          8100 North McCormick Boulevard
             Skokie, Illinois                          60076
(Address of principal executive offices)               (Zip Code)


                         (847) 982-5010
      (Registrant's Telephone Number, Including Area Code)

Item 5.   Other Events

   On April 23, 1997, the Registrant issued a press release announcing its results of operations for its second quarter, which ended March 30, 1997. The press release is attached as an exhibit.


Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(c)  Exhibits.

   99    Press Release dated April 23, 1997.

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              U.S. Robotics Corporation

Date: April 23, 1997          BY: /s/ Mark Remissong
                              Mark Remissong
                               Vice President and
                               Chief Financial Officer

Contact:  Karen J. Novak
          (Media Only)
          (847) 982-5244
          C. David Hall
          (Investor Relations)
          (847) 982-5162



  U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR SECOND
            QUARTER; REVENUES UP 52%, EARNINGS UP 77%

      --Second Quarter Revenues a Record $690.2 Million --
  --Second Quarter Earnings, Including a Non-Recurring Benefit,
               $91.5 Million or $.95 per Share --

SKOKIE,  Illinois -- April 23, 1997 -- U.S. Robotics  Corporation
(NASDAQ:USRX) today reported record revenues and earnings for its fiscal second quarter ended March 30, 1997.

Revenues for the second quarter of fiscal 1997 were a record $690.2 million, an increase of 52% over the $454.5 million recorded for the second quarter of fiscal 1996. Net earnings for the current quarter were a record $91.5 million, an increase of 77% over the $51.6 million recorded for the prior year quarter. Net earnings per share for the current quarter were $.95 (based on 95.9 million weighted average shares outstanding), compared to $.55 per share (based on 94.2 million shares) for the prior year quarter. Net earnings for the second quarter of fiscal 1997 included a non-recurring tax benefit of $17.9 million associated with the company's acquisition of Scorpio Communications, which closed in the September quarter. Excluding the non-recurring tax benefit, earnings for the quarter were $73.5 million or $.77 per share.

                             -more-

2-2-2-2-2-2
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%

The company attributed the growth in revenues to continuing strong demand for its products in all of the markets it serves worldwide, noting that higher unit sales of both network systems products and PC-related products were the primary reasons for the increase over the prior year period. Revenues from sales of all the company's network systems products totaled approximately $177 million during the second quarter of fiscal 1997.

Gross margins increased to 49.1% of net sales in the current quarter compared to 41.9% of net sales for the corresponding period in 1996. This increase was due in part to strong margins on initial shipments of the company's x2 native desktop modem products. x2 (56Kbps) is a key technology breakthrough that enables Internet and other on-line connections for downloading information at speeds nearly twice as fast as those previously available with standard modems over regular telephone lines. The increase in gross margins also reflected reductions in manufacturing costs and changes in the mix of products sold in each of the periods.

Operating expenses were $220.0 million or 31.9% of sales in the current quarter, compared to $110.4 million or 24.3% of sales in the corresponding period of 1996. The increase was reflected in each major category of expense, consistent with the company's overall growth, with the majority related to selling and marketing expenses. Substantial expenses were incurred during the March 1997 quarter in connection with the introduction of the company's x2 native products and for selling and marketing programs designed to generate continuing

                             -more-

3-3-3-3-3-3
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%

growth in revenues and market share. Also, the company continued to make significant investments during the March 1997 quarter to expand its sales force worldwide.

Revenues for the second quarter of fiscal 1997 increased by $44.8 million or 7% over the $645.4 million reported for the first quarter ended December 29, 1996. Excluding the non-recurring tax benefit, earnings for the second quarter increased by 7% to $73.5 million from the $69.0 million posted for the December quarter. Earnings per share, excluding the non-recurring tax benefit, were $.77 per share (based on 95.9 million weighted average shares outstanding), compared to $.72 per share (based on 96.3 million shares) for the December quarter.

Revenues for the second quarter reflected continuing strong end user demand for information access devices overall and the impact of the introduction of the company's x2 native products. Increased sales of network systems products and higher average selling prices of x2 Sportster desktop modems were the primary reasons for the growth in total revenues from the December quarter level. International revenues for the quarter were $229.8 million or 33% of total revenues, up from $193.5 million or 30% of total revenues for the December quarter. International revenues from sales of network systems products during the March quarter were approximately $53 million.

Sales  of  modem  products to end users by  the  company's  North
American distribution channel customers increased during the second quarter, continuing an established trend. Also, since

                             -more-

4-4-4-4-4-4-4
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%


x2 native desktop modem products became available at retail in late February, unit sales to end-user customers of x2 desktop modems as a percentage of total North American desktop modem sales have steadily increased.

Gross margins increased to 49.1% of net sales in the March quarter from 42.8% of net sales in the December quarter. This increase was primarily due to strong margins on x2 native desktop modem products as well as changes in product mix. Revenues attributable to sales of network systems products increased as a percentage of total revenues during the quarter.

Total operating expenses for the March quarter were $220.0 million or 31.9% of sales, compared to $165.0 million or 25.6% of sales for the December quarter. The primary reasons for the increase were higher employee-related costs stemming from a 6% rise in the number of employees in selling, marketing and research and development during the quarter, as well as increased expenses related to the introduction of the company's x2 products and for other selling and marketing programs designed to generate continuing growth in revenues and market share. The company continued to make substantial investments in building its worldwide sales force during the March quarter, expanding it approximately 6% over and above the 25% increase in the previous two quarters, with the intent of further increasing its revenues from sales of network systems products.

                             -more-

5-5-5-5-5-5-5
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%


Revenues  for  the first six months of fiscal 1997 were  $1,335.6 million, an increase of 63% over the $819.3 million for the corresponding period of the previous year. Excluding the non-recurring tax benefit, earnings for the first six months of fiscal 1997 were $142.6 million or $1.48 per share (based on 96.1 million weighted average shares outstanding), compared to $93.3 million or $1.00 per share (based on 93.6 million shares) for the first six months of fiscal 1996. Including the non-recurring tax benefit, net earnings were $160.5 million or $1.67 per share for the first six months of fiscal 1997.

Outlook

The following statements include forward-looking statements and actual results may differ materially.

Commenting on the quarter, U.S. Robotics President and Chief Operating Officer John McCartney said, "Demand continues to be strong for our expanding portfolio of information access products, including Total Control remote access servers and concentrators, Sportster modems, Megahertz PC cards and PalmPilot connected organizers. In addition, our x2 (56Kbps-capable) Technology is available now, and is expected to have a widespread impact on Internet users by enabling them to have a more satisfying online experience."

                             -more-

6-6-6-6-6-6
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%

Mr. McCartney indicated that the company expects to complete its pending merger with 3Com Corporation in June 1997 (subject to stockholder approval and other closing conditions) and, in that event, will not report separate results for the June quarter. However, he added that the company expects demand for all of its product lines to continue to grow during the remainder of the company's current fiscal year as world-wide requirements for highly integrated, cost-effective, end-to-end information access solutions increase. Mr. McCartney stated that revenue growth during the remainder of 1997 will depend to a large extent on the rapidity with which its Internet and online service provider customers continue to implement x2 Technology in their networks and the resultant consumer and corporate demand for x2-enabled products. He also stated that, although gross margins increased
6.3 percentage points during the March quarter, the company expects gross margins to return over time to levels more consistent with the company's results in recent quarters.

The company's ability to achieve its revenue and profitability objectives in fiscal 1997 will depend on many factors beyond the company's control. These include the timing and market acceptance of x2 and other new products and features announced and introduced by the company and its competitors, and the extent to which the company is successful in implementing its ongoing strategy of continuously improving the performance/cost characteristics of its products through improved designs and manufacturing efficiencies. Other factors include rapid changes in technologies and standards relating to information access and telecommunications.

                              -more-

7-7-7-7-7-7
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND EARNINGS  FOR  SECOND
QUARTER; REVENUES UP 52%, EARNINGS UP 77%

The foregoing forward-looking statements involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are those listed in the company's most recent reports on Form 10-K and Form 10-Q and set forth from time to time in other documents filed by the company with the Securities and Exchange Commission, including the preliminary proxy materials filed by the company in connection with the pending transaction with 3Com.

U.S. Robotics is one of the world's leading suppliers of products and systems that provide access to information. The company designs, manufactures, markets and supports remote access servers and concentrators, enterprise communications systems, desktop/mobile client products and modems and telephony products that connect computers and other equipment over analog, digital and switched cellular networks, enabling users to gain access to, manage and share data, fax, voice and multi-media information. Its customers include Internet service providers, regional Bell operating companies, inter-exchange carriers and a wide range of other large and small businesses, institutions and individuals.

                           ##########

Financial statements follow.

U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Statement of Earnings
(In thousands, except per share data)
(UNAUDITED)


                               Quarter            Quarter
                                Ended              Ended
                              03/30/97    %       03/31/96    %
                              ---------------  -----------------
Net sales                     $690,184  100.0     $454,505  100.0
Cost of goods sold             351,234   50.9      264,188   58.1
                              --------  -----     --------  -----
Gross profit                   338,950   49.1      190,317   41.9

Operating expenses
  Selling and marketing        134,042   19.4       57,961   12.8
  General and administrative    41,564    6.0       24,041    5.3
  Research and development      44,434    6.5       28,378    6.2
                              --------  -----     --------  -----
  Total operating expenses     220,040   31.9      110,380   24.3

Operating profit               118,910   17.2       79,937   17.6

Other income (expense) - net    (2,023)  (0.3)       1,345    0.3
                               --------  -----    --------   ----

Earnings before income taxes   116,887   16.9       81,282   17.9

Income tax expense              25,428    3.6       29,677    6.5
                              --------  -----     --------  -----

Net earnings                  $ 91,459   13.3     $ 51,605   11.4
                              ========            ========

Net earnings per share        $   0.95            $   0.55 (A)
                              ========            ========

Shares used in per share
calculation                     95,944              94,168
                              ========            ========


(A) Adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend paid on May 10, 1996.

U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Statement of Earnings
(In thousands, except per share data)
(UNAUDITED)


                             Six Months           Six Months
                               Ended                Ended
                              03/30/97       %     03/31/96    %
                             -----------------  ----------------
Net sales                     $1,335,596  100.0   $819,317  100.0
Cost of goods sold               720,648   54.0    476,384   58.1
                              ----------  -----   --------  -----
Gross profit                     614,948   46.0    342,933   41.9

Operating expenses
  Selling and marketing          234,792   17.6    105,751   12.9
  General and administrative      71,582    5.3     41,666    5.1
  Research and development        78,664    5.9     51,831    6.3
                              ----------  -----   --------  -----
  Total operating expenses       385,038   28.8    199,248   24.3

Operating profit                 229,910   17.2    143,685   17.6

Other income (expense) - net      (3,279)  (0.2)     3,178    0.4
                               ----------  -----  --------  -----

Earnings before income taxes     226,631   17.0    146,863   18.0

Income tax expense                66,143    5.0     53,613    6.5
                              ----------  -----   --------  -----

Net earnings                  $  160,488   12.0   $ 93,250   11.5
                              ==========          ========

Net earnings per share        $     1.67          $   1.00 (A)
                              ==========          ========

Shares used in per share
calculation                     96,139              93,568
                              ========            ========


(A) Adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend paid on May 10, 1996.

U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
(In thousands)
(UNAUDITED)

                                       March 30,    September 29,
                                         1997            1996
                                     ------------   -------------

                              ASSETS

CURRENT ASSETS
  Cash and cash equivalents             $   49,888      $   16,814
  Accounts receivable - net                718,410         490,040
  Inventories                              155,823         185,855
  Deferred income taxes                     57,371          45,493
Prepaid expenses and other current
  assets                                    13,694          12,407
                                        ----------      ----------
     Total current assets                  995,186         750,609

PROPERTY, PLANT & EQUIPMENT - NET          346,613         276,591

DEFERRED INCOME TAXES                       10,465               -

OTHER ASSETS                                55,001          40,083
                                        ----------      ----------
                                        $1,407,265      $1,067,283
                                        ==========      ==========

             LIABILITIES  AND  STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES
Current maturities of long-term
  obligations                           $   12,310       $  12,174
  Short-term obligations                    60,700          32,500
  Accounts payable                         196,458         130,959
  Accrued liabilities                      175,725         138,747
  Income taxes payable                      43,474          19,324
                                        ----------       ---------
     Total current liabilities             488,667         333,704

LONG-TERM OBLIGATIONS                       55,066          54,044

DEFERRED INCOME TAXES                            -           7,665

STOCKHOLDERS' EQUITY
  Common stock                                 893             882
  Additional contributed capital           392,781         356,265
  Retained earnings                        472,980         312,492
                                        ----------      ----------
                                           866,654         669,639
Cumulative translation adjustment
  and other                                 (3,122)          2,231
                                         ---------      ----------
       Total stockholders' equity          863,532         671,870
                                        ----------      ----------
                                        $1,407,265      $1,067,283
                                        ==========      ==========